Exhibit 10.1

AGREEMENT

AGREEMENT made and entered into by and between Global GP LLC on behalf of Global Partners LP (the “Company”) and Thomas A. McManmon, Jr. (the “Executive”), effective as of the 17th day of August, 2006.

WHEREAS, the Company has determined that the continued services of the Executive are essential to the good operations of the Company; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.             Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.  Company has determined that the continued services of the Executive are essential to the good operations of the Company, and the Executive has agreed to perform services for the Company.

2.             Term.      Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall run from July 1, 2006 through September 30, 2010. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.             Performance of Services.  During the term hereof, the Executive shall perform services as an employee of the Company on an as-needed basis by the Company for up to 30 hours per week with such duties and responsibilities on behalf of the Company as may be reasonably assigned to him from time to time by the President and Chief Executive Officer of the Company.

4.             Compensation and Benefits.  As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company, pursuant to this Agreement or otherwise:

(a)  Salary.  During the term hereof, the Company will pay the Executive the following salary during the following periods of time, payable in accordance with the regular payroll practices of the Company:

Period of Time	Salary
07/01/2006 — 08/31/2006	$35,541.67 per month
09/01/2006 — 08/31/2007	$37,625.00 per month
09/01/2007 — 08/31/2008	$37,625.00 per month
09/01/2008 — 08/31/2009	$2,083.33 per month
09/01/2009 — 09/31/2010	$2,083.33 per month

(b)           Bonus.  The Executive shall be entitled to participate in the Company’s 2006 annual incentive or bonus plans at the discretion of the Company’s Chief Executive Officer.  For the years of 2007, 2008, 2009 and 2010, the Executive shall not be entitled to participate in the Company’s annual incentive or bonus plans.

(c)          Benefits.  During the term hereof, the Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except as otherwise provided under this Agreement or to the extent such plans are duplicative of benefits otherwise provided under the Agreement.  Executive’s participation shall be subject to the terms of any applicable plan documents and generally applicable Company policies.  Without limiting the foregoing, during the term hereof, the Company shall maintain existing disability insurance programs and the existing Metropolitan Life insurance policy for the Executive’s benefit.

(d)           Business Expenses.  During the term hereof, the Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  All such expenses will be reimbursed no later than March 31 following the calendar year in which they were incurred.

(e)           Automobile Allowance.  During the term hereof, the Company shall continue to provide the Executive with the use of an automobile consistent with the type of automobile which the Company presently provides for the Executive, plus operating expenses consistent with past practices.

(f)            Additional Benefits.

(i)            Algonquin Club Membership.  During the term hereof, the Company shall pay or reimburse the Executive (1) for membership dues to the Algonquin Club, and (2) for annual assessments, if any, for said Algonquin Club up to a maximum of $5,000.00 per annum.

(ii)           Tax Preparation Services.  During the term hereof, the Company shall pay or reimburse the Executive the reasonable costs of tax preparation services on an annual basis.

(iii)          Miscellaneous.  During the term hereof, the Company shall pay such incidental benefits (e.g. cell phone) as the Executive has previously received, consistent with past practice.

(iv)          All expenses reimbursed pursuant to this Section 4(f) will be reimbursed no later than March 31 following the calendar year in which they were incurred.

5.                    Termination of Employment.  Notwithstanding the provisions of Sections 2 and 4 hereof, the Executive’s employment hereunder may be terminated prior to the expiration of the term hereof under the following circumstances.  If, prior to September 31, 2010, (i) the Company terminates the Executive’s employment for Cause (as defined below), (ii) the Executive terminates his employment for any reason other than death or Disability (as defined below), or (iii) the Executive breaches the Deferred Compensation Agreement Between Global Partners LP and the Executive dated July 1, 2006 (the “Deferred Compensation Agreement”), the Company shall have no further obligation or liability to the Executive, other than payment of (i) any salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination and (ii) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that any such expenses unreported on the date of termination, with required substantiation and documentation, are submitted within ninety (90) days of the date of termination and that such expenses are reimbursable consistent with Section 4(d) hereof.  In addition, any breach of the Deferred Compensation Agreement shall be considered to be a breach of the Agreement.

6.                    Death or Disability.  In the event of the Executive’s death during the term hereof, the Executive or his estate shall be entitled to receive the remaining unpaid portion of any unpaid Payment for Services for the remaining term of this Agreement.  In the event of Executive’s termination of employment due to Disability during the term hereof, the Company shall continue to pay the Executive (or, in the event of a conservator or guardian, to such conservator or guardian) those payments otherwise due and payable during the term hereof.

7.             Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

                                (a)           “Cause” means Executive (a) commits any serious or repeated breach of any of his obligations under this Agreement after notice from the Company and a reasonable opportunity to cure, (b) is guilty of egregious misconduct which, in the reasonable opinion of the Board of Directors of the Company, has damaged or will damage the business or affairs of the Company, (c) is convicted or pleads no contest to a felony of moral turpitude or a felony the nature of which would reasonably be expected to have a material adverse financial impact on the Company or its affiliates.

              (b)           “Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or if he is determined to be totally disabled by the Social Security Administration, or if he is determined to be disabled in accordance with the long-term disability plan, if any, of the Company in which the Executive participates.

8.             Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.             Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

10.           Governing Law.  This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

11.           Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.           Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the President and Chief Executive Officer of the Company, or to such other address as either party may specify by notice to the other actually received.

14.           Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

/s/ Thomas A. McManmon, Jr.	By:	/s/ Eric Slifka
Thomas A. McManmon, Jr.
	Title:	President & CEO